PURCHASE AND SALE AGREEMENT

BETWEEN

ELME RIVERSIDE APARTMENTS LLC, a Delaware limited liability company

AS SELLER,

AND

FPA MULTIFAMILY, LLC, a California limited liability company

AS PURCHASER

As of July 23, 2026

Riverside Apartments
5860 Cameron Run Terrace
Alexandria, Virginia 22303

i

TABLE OF CONTENTS
Page

ARTICLE I DEFINED TERMS    1
1.1.    Defined Terms.     1
ARTICLE II PURCHASE AND SALE    4
2.1.    Agreement of Purchase and Sale    4
2.2.    Property Defined    5
2.3.    Permitted Exceptions    5
2.4.    Purchase Price    5
2.5.    Payment of Purchase Price    5
2.6.    Earnest Money    6
2.7.    Independent Contract Consideration    6
2.8.    Escrow Agent    6
ARTICLE III TITLE AND SURVEY    7
3.1.    Title Examination; Commitment for Title Insurance    7
3.2.    Survey    8
3.3.    Title Objections; Cure of Title Objections    8
3.4.    Conveyance of Title    9
3.5.    Pre-Closing “Gap” Title Defects    10
ARTICLE IV INSPECTION PERIOD    10
4.1.    Right of Inspection    10
4.2.    Approval Notice    13
ARTICLE V CLOSING    14
5.1.    Time and Manner    14
5.2.    Seller’s Obligations at Closing    14
5.3.    Purchaser’s Obligations at Closing    16
5.4.    Credits and Prorations    16
5.5.    Closing Costs    19
5.6.    Conditions Precedent to Obligation of Purchaser    20
5.7.    Conditions Precedent to Obligation of Seller    21
ARTICLE VI REPRESENTATIONS, WARRANTIES AND COVENANTS    21
6.1.    Representations and Warranties of Seller    21
6.2.    Knowledge Defined    23
6.3.    Survival of Seller’s Representations and Warranties    24
6.4.    Covenants of Seller    24
6.5.    Representations and Warranties of Purchaser    26
6.6.    Survival of Purchaser’s Representations and Warranties    27
6.7.    Service Contracts    27
6.8.    Fairfax County Easements    27

ARTICLE VII FAILURE TO CLOSE    28
7.1.    By Purchaser    28
7.2.    By Seller    28
ARTICLE VIII RISK OF LOSS    29
8.1.    Minor Damage    29
8.2.    Major Damage    30
8.3.    Definition of “Major” Loss or Damage    30
ARTICLE IX COMMISSIONS    31
9.1.    Brokerage Commissions    31
ARTICLE X DISCLAIMERS AND WAIVERS    31
10.1.    No Reliance on Documents    31
10.2.    DISCLAIMERS    32
10.3.    Effect and Survival of Disclaimers    33
ARTICLE XI MISCELLANEOUS    33
11.1.    Confidentiality    33
11.2.    Public Disclosure; No Recordation    35
11.3.    Discharge of Obligations    35
11.4.    Assignment    36
11.5.    Notices    36
11.6.    Modifications    37
11.7.    Tenant Notification Letters; Vendor Notification Letters    37
11.8.    Time is of the Essence; Calculation of Time Periods    38
11.9.    Successors and Assigns    38
11.10.    Entire Agreement    38
11.11.    Further Assurances    38
11.12.    Counterparts; Electronic Signature    38
11.13.    Severability    38
11.14.    Applicable Law    38
11.15.    No Third-Party Beneficiary    39
11.16.    Exhibits and Schedules    39
11.17.    Captions    39
11.18.    Construction    39
11.19.    Termination of Agreement    39
11.20.    Survival    39
11.21.    No Waiver    39
11.22.    Limitation on Personal Liability    39
11.23.    Waiver of Jury Trial    40
11.24.    Attorneys’ Fees    40
11.25.    Lead-Based Paint Disclosure    40

Exhibit A-1	–	Legal Description of the Land
Exhibit B	–	Form of Deed

Exhibit C	–	Form of Bill of Sale
Exhibit D	–	Form of Assignment of Contracts
Exhibit E	–	Form of Tenant Notice Letter
Exhibit F	–	Form of Vendor Notice
Exhibit G	–	Form of Seller’s Closing Certificate
Exhibit H	–	[Reserved]
Exhibit I	–	Form of Owners Affidavit and Gap Indemnity
Exhibit J	-	Lead Paint Disclosure Form
Exhibit K	-	Additional Due Diligence Materials
Exhibit L	-	Lease Schedule
Schedule 2.1(a)(v)		Assumed Service Contract Schedule
Schedule 6.1(b)	-	List of Pending Actions
Schedule 6.1(c)		List of Exceptions to Lease Representations
Schedule 6.1(d)	–	List of Lease Broker Agreements
Schedule 6.1(f)	-	List of Notices of Violations
Schedule 6.1(g)	-	List of Pending Condemnation Proceedings
Schedule 6.1(m)	-	List of Tax Reduction Proceedings
Schedule 6.7	-	List of Service Contracts that Purchasers Must Assume

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT is made as of the 23rd day of July, 2026, by and between ELME RIVERSIDE APARTMENTS LLC, a Delaware limited liability company (“Seller”), and FPA MULTIFAMILY, LLC, a California limited liability company (“Purchaser”).
W I T N E S S E T H:
ARTICLE I

DEFINED TERMS
1.1.    Defined Terms. The capitalized terms used herein have the following meanings.t
“Additional Earnest Money” means the sum of Two Million and No/100 Dollars ($2,000,000.00), subject to Section 2.6.
“Agreement” means this Purchase and Sale Agreement, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.
“Anti-Money Laundering Laws” has the meaning assigned thereto in Section 6.5(d).
“Assignment and Assumption” has the meaning assigned thereto in Section 5.2(c).
“Assumed Service Contracts” has the meaning assigned thereto in Section 2.1(a)(v).
“Assumed Service Contracts Schedule” has the meaning assigned thereto in Section 2.1(a)(v).
“Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State in which the Property is located.
“Claims” means any and all claims, damages, losses, liabilities, costs and liens of any kind or nature, including causes of action, interest and penalties and reasonable attorneys’ fees.
“Closing” has the meaning assigned thereto in Section 5.1.
“Closing Date” has the meaning assigned thereto in Section 5.1.
“Closing Statement” has the meaning assigned thereto in Section 2.8(d).
“Code” has the meaning assigned thereto in Section 2.8(e).
“Confidential Information” has the meaning assigned thereto in Section 11.1(a).
“Deed” has the meaning assigned thereto in Section 5.2(a).

“Designated Representative” has the meaning assigned thereto in Section 6.2.
“Due Diligence Materials” has the meaning assigned thereto in Section 4.1(a).
“Earnest Money” means the Initial Earnest Money and, if made, the Additional Earnest Money, subject to Section 2.6.
“Effective Date” means the date of execution and delivery of this Agreement by the parties hereto, which date shall be entered into the opening paragraph of this Agreement.
“Elme” means Elme Communities, a Maryland real estate investment trust, the parent of Seller.
“ERISA” has the meaning assigned thereto in Section 6.5(c).
“Escrow Agent” means Chicago Title Insurance Company, having its office at 2699 Howell Street, Suite 200, Dallas, Texas, Attention: Shannon Bright.
“Excluded Information” has the meaning assigned thereto in Section 4.1(a).
“Existing Survey” has the meaning assigned thereto in Section 3.2.
“Existing Title Commitment” has the meaning assigned thereto in Section 3.1.
“Fairfax County” has the meaning assigned thereto in Section 6.8.
“Fairfax County Easements” has the meaning assigned thereto in Section 6.8.
“Fairfax County Property” has the meaning assigned thereto in Section 6.8.
“Fraud” means actual and intentional common law fraud under Virginia law, with the element of scienter, in the making of the representations and warranties expressly set forth in Section 6.1 and not with respect to any other matters, which resulted in the Purchaser acting in reasonable reliance on such representation or warranty; provided, that “Fraud” shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other similar theory or equitable claim.
“Improvements” has the meaning assigned thereto in Section 2.1(a)(ii).
“Independent Contract Consideration” has the meaning assigned thereto in Section 2.7.
“Initial Earnest Money” means the sum of Two Million and No/100 Dollars ($2,000,000.00), subject to Section 2.6
“Inspection Period” means the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on August 20, 2026.

“Inspections” has the meaning assigned thereto in Section 4.1(a).
“Intangibles” has the meaning assigned thereto in Section 2.1(a)(v).
“Interest Rate” means the Prime Rate reported in the Wall Street Journal plus four percent (4%).
“Land” has the meaning assigned thereto in Section 2.1(a)(i).
“Lease Schedule” has the meaning assigned thereto in Section 2.1(a)(iv).
“Leases” has the meaning assigned thereto in Section 2.1(a)(iv).
“New Title Exceptions” has the meaning assigned thereto in Section 3.5.
“OFAC” has the meaning assigned thereto in Section 6.1(i).
“Permitted Assignee” has the meaning assigned thereto in Section 11.4.
“Permitted Exceptions” has the meaning assigned thereto in Section 2.3.
“Personal Property” has the meaning assigned thereto in Section 2.1(a)(iii).
“Property” has the meanings assigned thereto in Section 2.2.
“Purchase Price” has the meaning assigned thereto in Section 2.4.
“Purchaser’s Personnel” means Purchaser’s agents, employees consultants, inspectors, appraisers, engineers and contractors.
“Purchaser” has the meaning assigned thereto in the Preamble to this Agreement.
“R&W Insurance Policy” means the buy-side representations and warranties insurance policy issued by the R&W Insurer or its affiliates, which provides coverage for the benefit of Purchaser (or its permitted assignee pursuant to Section 11.4) as the named insured for breaches of certain of the representations and warranties set forth in Section 6.1.
“R&W Insurance Policy Costs” means all costs and expenses required to obtain the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy, provided that the foregoing shall not include any legal or other advisor fees incurred in diligence or underwriting the R&W Insurance Policy.
“R&W Insurer” means CFC.
“Seller” has the meaning assigned thereto in the Preamble to this Agreement.
“Seller Parties” means Seller, Elme, Seller’s partners, members, affiliates, and their respective officers, directors, agents, employees and representatives.

“Seller Provided Reports” has the meaning assigned thereto in 4.1(a).
“Seller’s Broker” means, collectively, CBRE, Inc., Jones Lang LaSalle Americas, Inc. and Goldman Sachs.
“Service Contracts” means all agreements related to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property, including specifically, without limitation, all equipment leases.
“Special Rent” has the meaning assigned thereto in Section 5.4(b)(vi).
“Survey” has the meaning assigned thereto in Section 3.2.
“Tenant Reconciliations” has the meaning assigned thereto in Section 5.4(b)(viii).
“Title Company” means Chicago Title Insurance Company, having its office at 2699 Howell Street, Suite 200, Dallas, Texas, Attention: Shannon Bright.
“Title Commitment” has the meaning assigned thereto in Section 3.1.
“Title Exam Deadline” has the meaning assigned thereto in Section 3.3.
“Title Policy” has the meaning assigned thereto in Section 3.4.
ARTICLE II

PURCHASE AND SALE
2.1.    Agreement of Purchase and Sale
:
(a)    Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, and Purchaser agrees to purchase the following:
(i)    those certain tracts or parcels of land situated in Alexandria, Virginia more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights of way (the property described in this Section 2.1(a)(i) being herein referred to collectively as the “Land”);
(ii)    the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, those certain multi-family buildings and leasing office located thereon known as Riverside Apartments and having a street address of 2000 Huntington Avenue, Alexandria, Virginia 22303 and 5840, 5850, and 5860 Cameron Run Terrace, Alexandria, Virginia 22303 (the

property described in this Section 2.1(a)(ii) being herein referred to collectively as the “Improvements”);
(iii)    all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash) located on the Land or within the Improvements and used exclusively in connection with the operation of the Land and the Improvements (the property described in this Section 2.1(a)(iii) being herein referred to collectively as the “Personal Property”);
(iv)    all of Seller’s right, title and interest in and to all agreements to occupy the Land and/or the Improvements including, without limitation, the leases with the tenants listed on that certain (A) residential lease rent roll for the Property and (B) commercial lease rent roll for the Property, attached hereto as Exhibit L (collectively, the “Lease Schedule”), and any new lease entered into in accordance with Section 6.4.b) (the property described in this Section 2.1(a)(iv) being herein referred to collectively as the “Leases”); and
(v)    all of Seller’s right, title and interest in and to (A)(i) to the extent assignable, that certain Final Development Plan Application FDP 2016-MV-030 including all construction permits issued thereunder or in connection therewith (collectively, the “2016 Entitlements”), and (ii) to the extent assignable, (1) that certain agreement between Seller (or any affiliate of Seller) and WDG Architecture, PLLC (“WDG”), (2) those certain agreements (if any) between Seller (or any affiliate of Seller) and each of SK&A Structural Engineers, PLLC, Jordan & Skala Engineers, Parker Rodriguez, Inc., Paladino and Company, GeoConstructors, Inc., (provided that the agreements listed in this clause (2) may be sub-agreements with WDG and not with Seller (or any affiliate of Seller) in which event Seller shall not be able to assign same), and (3) any other third party consultants engaged by Seller in connection with the 2016 Entitlements, if any; (B)(i) all assignable contracts and agreements (collectively, the “Assumed Service Contracts”) elected or required to be assumed by Purchaser and listed and described on Schedule 2.1(a)(v) (the “Assumed Service Contracts Schedule”) attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property including specifically, without limitation, all assignable equipment leases (but in no event shall the Assumed Service Contracts include Seller’s existing property management agreement), and (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property, but expressly excluding the names “Elme,” “Elme Communities,” “Washington REIT,” and “Washington Real Estate Investment Trust,” and all related trademarks, service marks, logos, trade dress, domain names and other source or business identifiers (in each case whether or not registered), and any registration, application, renewal and extensions of, any common law rights in, and all goodwill associated with, each of the foregoing, all of which are expressly retained by Seller or its parent entities (the property described in this Section 2.1(a)(v) being sometimes herein referred to collectively as the “Intangibles”).
2.2.    Property Defined
. The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”
2.3.    Permitted Exceptions
. The Property shall be conveyed subject to solely the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article III hereof (herein referred to collectively as the “Permitted Exceptions”).
2.4.    Purchase Price
. Seller is to sell and Purchaser is to purchase the Property for a total of TWO HUNDRED FIFTY MILLION AND NO/100 DOLLARS ($250,000,000.00) (the “Purchase Price”), all cash with no financing requirement or financing contingency.
2.5.    Payment of Purchase Price
. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Escrow Agent in writing to Purchaser prior to the Closing.
2.6.    Earnest Money
. No later than 5:00 p.m. (Eastern time) on the first (1st) Business Day following the Effective Date, Purchaser shall deposit with Escrow Agent the Initial Earnest Money in good funds, either by certified bank or cashier’s check or by federal wire transfer of immediately available funds. If Purchaser does not exercise the right to terminate this Agreement in accordance with Section 3.3 or Section 4.2, Purchaser shall, on the first (1st) Business Day following the expiration of the Inspection Period, deposit with the Escrow Agent the Additional Earnest Money in good funds, either by certified bank or cashier’s check or by federal wire transfer as an additional deposit under this Agreement. Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of this Agreement. All interest accruing on such sum shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. If Purchaser fails to deliver the Initial Earnest Money or the Additional Earnest Money to Escrow Agent within the applicable time period specified above, at Seller’s option this Agreement shall terminate on written notice to Purchaser furnished before the Initial Earnest Money or Additional

Earnest Money (as applicable) is delivered, the Initial Earnest Money (if deposited) shall be refunded to Purchaser, and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Time is of the essence for the delivery of the Initial Earnest Money and Additional Earnest Money under this Agreement. In the event of termination of this Agreement prior to Closing, Escrow Agent shall disburse the Earnest Money in accordance with the provisions of this Agreement governing such termination.
2.7.    Independent Contract Consideration
. Seller and Purchaser acknowledge and agree that in all events One Hundred Dollars ($100) of the Earnest Money shall be paid to Seller if this Agreement is terminated for any reason (the “Independent Contract Consideration”). Seller and Purchaser acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement. At the Closing, the Earnest Money (including, without limitation, the Independent Contract Consideration) shall be applied to the Purchase Price.
2.8.    Escrow Agent
.
(a)    Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Earnest Money in accordance with this Agreement. Escrow Agent shall not be liable for any damage, liability or loss arising out of its services pursuant to this Agreement, except for damage, liability or loss resulting from the willful or grossly negligent conduct of Escrow Agent or any of its officers or employees. In the event of any dispute between Seller and Purchaser regarding the disbursement of the Earnest Money, or in the event Escrow Agent shall receive conflicting demands or instructions with respect thereto, Escrow Agent shall withhold disbursement of the Earnest Money until such dispute is resolved. Alternatively, Escrow Agent shall be entitled to deposit the Earnest Money into a court of general jurisdiction in Virginia and to interplead Seller and Purchaser in connection therewith.
(b)    Escrow Agent shall not be responsible for any interest on any portion of the Earnest Money except as is actually earned, or for the loss of any interest resulting from the withdrawal of all or any portion the Earnest Money prior to the date interest is posted thereon. Escrow Agent may commingle funds received by it in escrow with escrow funds of others, and may, without limitation, deposit such funds in its custodial or escrow accounts with any reputable trust company, bank, savings bank, savings association, or other financial services entity. All checks, money orders or drafts will be processed for collection in the normal course of business. Purchaser will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to the account in which the Earnest Money is held.

(c)    Seller and Purchaser shall pay or reimburse Escrow Agent for all expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees, incurred or paid in connection with carrying out its duties under this Agreement.
(d)    Escrow Agent shall prepare the closing statements for the transaction contemplated by this Agreement (collectively, the “Closing Statement”), which closing statements shall include the credits and pro-rations to be made by the parties in accordance with Section 5.4 and the allocations of closing costs set forth in Section 5.5.
(e)    Seller, Purchaser and Escrow Agent hereby agree and acknowledge that Escrow Agent shall act as “the real estate reporting person” with respect to the transaction which is the subject of this Agreement pursuant to Section 6045(c) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall prepare and file all informational returns, including, without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(c) of the Code. Escrow Agent shall also remit to the proper authorities all state and local transfer taxes required in connection with the transaction which is the subject of this Agreement. Purchaser and Seller shall reasonably cooperate in connection with such filings.
(f)    Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Section 2.6, this Section 2.8, and Section 11.5.
ARTICLE III

TITLE AND SURVEY
3.1.    Title Examination; Commitment for Title Insurance
. Seller has provided to Purchaser that certain title commitment for the Property dated March 20, 2025 (Commitment No. 202500584VA) (the “Existing Title Commitment”) issued by Chicago Title Insurance Company. During the Inspection Period, Purchaser shall have the right to obtain from the Title Company an update of the Existing Title Commitment, at Purchaser’s expense (the Existing Title Commitment or, if obtained, such update thereof, the “Title Commitment”). Purchaser shall instruct the Title Company to deliver to Purchaser, Seller and the surveyor preparing the Survey copies of any such update of the Title Commitment and copies of all instruments referenced therein.
3.2.    Survey
. Seller has provided Purchaser with a copy of that certain survey with respect to the Property dated November 4, 2025, prepared by MKA, a national land services group (the “Existing Survey”). During the Inspection Period, Purchaser shall have the right to, at Purchaser’s expense, arrange for the preparation of one or more updates of the Existing Survey or new ALTA surveys (the Existing Survey, or, if obtained, such update, or new survey, the

“Survey”). Purchaser shall make a copy of such Survey available to Seller and the Title Company promptly after Purchaser’s receipt thereof.
3.3.    Title Objections; Cure of Title Objections
. The “Title Exam Deadline” shall be 5:00 p.m. (Pacific Time) on the fifth (5th) Business Day prior to the expiration of the Inspection Period. Purchaser shall have until the Title Exam Deadline to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey. Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections; provided, however, that Seller shall, whether or not objected to by Purchaser, and at Seller’s sole cost and expense, either remove or have the Title Company insure over or otherwise satisfy, by payment or other appropriate measure of satisfaction, (i) any mortgages, deeds of trust, or deeds to secure debt securing any financing entered into by or assumed by Seller; (ii) any mechanics or materialmen’s liens for work done by or on behalf of Seller; (iii) any real property tax liens (except for any taxes not yet due and payable) against Seller, and (iv) any and all judgment liens against Seller, provided that Seller’s obligation pursuant to this clause (iv) shall not exceed the amount of Three Hundred Thousand Dollars ($300,000) in the aggregate; provided, however, in the event that Seller elects to not cure a judgment lien greater than $300,000, Purchaser has the right to terminate this Agreement with written notice to Seller given within two (2) Business Days of the date on which Seller notifies (or is deemed to have notified) Purchaser that it will not cure such judgment lien, the Earnest Money shall be immediately released to Purchaser, and Seller shall reimburse Purchaser’s out-of-pocket expenses incurred in connection with this Agreement in an amount not to exceed $75,000 in the aggregate (which liens described in the foregoing clauses (i), (ii), (iii), and (iv) shall be deemed to be excluded from the term “Permitted Exceptions”). Within three (3) Business Days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections. If Seller fails to give Purchaser such notice of election, then Seller shall be deemed to have elected not to attempt to cure the matter. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 4.2, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed ten (10) Business Days after the date for Closing set forth in Section 5.1 and, provided, further, that Seller shall provide written notice to Purchaser of any such adjournment of the Closing Date no later than three (3) Business Days prior to the then scheduled Closing Date. If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller within the time period set forth in the immediately following sentence, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter no party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies (or is deemed to have notified) Purchaser that Seller does not intend to attempt to cure any title objection, or if, having commenced attempts to cure any objection, Seller later notifies Purchaser that Seller will be unable to effect a cure thereof, Purchaser shall, no later than the earlier to occur of the Closing Date or two (2) Business days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). In the event Purchaser does not so timely notify Seller, then Purchaser shall be deemed to have elected to accept the conveyance under clause (i).
3.4.    Conveyance of Title
. At Closing, Seller shall convey and transfer to Purchaser fee simple title to the Property as will enable the Title Company to issue to Purchaser an ALTA Owner’s Policy of Title Insurance with extended coverage (the “Title Policy”) covering the Property, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following specific matters, which shall be deemed to be Permitted Exceptions:
(a)    the rights of tenants, as tenants only with no purchase option or right of first refusal, under the Leases and any new Leases entered into between the Effective Date and Closing and, where required, approved (or deemed approved) by Purchaser in accordance with the terms of this Agreement;
(b)    the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;
(c)    local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;
(d)    items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 3.3 or 3.5;
(e)    the Fairfax County Easements;
(f)    all matters, whether or not of record, which arise out of the actions of Purchaser or its agents, representatives or contractors; and
(g)    all matters that the Title Company is willing to insure over without additional premium or indemnity from Purchaser.
3.5.    Pre-Closing “Gap” Title Defects

. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, no later than the earlier to occur of the Closing Date or five (5) days after receipt of such New Title Exceptions, notify Seller in writing of any objections to title first raised by the Title Company or the surveyors between (a) the date which is the earlier of (i) the effective date of the applicable Title Commitment referred to above or (ii) the expiration of the Inspection Period, and (b) the date on which the transaction contemplated herein is scheduled to close (“New Title Exceptions”), provided that Purchaser may not object to the Fairfax County Easements. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the Title Exam Deadline. To the extent necessary, the Closing shall be extended to afford the parties the full notice and response periods set forth in Section 3.3 with respect to any New Title Exceptions. If Seller elects to attempt to cure any such matters, Seller shall have the right to extend the Closing by a reasonable additional time to effect such a cure, but in no event shall the extension exceed ten (10) Business Days after the date for Closing set forth in Section 5.1 so long as Seller provides written notice to Purchaser of any such adjournment of the Closing Date no later than three (3) Business days prior to the then scheduled Closing Date.
ARTICLE IV

INSPECTION PERIOD
4.1.    Right of Inspection
. During the Inspection Period, Purchaser and Purchaser’s Personnel shall have a limited, non-exclusive and revocable license to (1) make such non-invasive physical investigations, inspections, analyses, evaluations, studies and tests on, of and relating to the Property as Purchaser reasonably deems necessary (collectively, the “Inspections”), and (2) examine the Due Diligence Materials.
(a)    During the Inspection Period, Seller shall make available for examination by Purchaser and Purchaser’s Personnel in an electronic data room created by or on behalf of Seller, (i) the Existing Title Commitment, the Existing Survey, and certain recent environmental, zoning, property condition and other recent reports and studies obtained by Seller with respect to the Property (collectively, the “Seller Provided Reports”), and (ii) certain other documents and information maintained by and in the possession or control of Seller or its property manager in connection with the current leasing, maintenance, and management of the Property including, without limitation, the Leases and the Assumed Service Contracts and those other items set forth on Exhibit K attached hereto (collectively, the items listed in clauses (i) and (ii), the “Due Diligence Materials”), but excluding materials not directly related to the current leasing, maintenance and management of the Property such as, without limitation, existing physical inspection reports, Seller’s acquisition materials and reports, internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, elective or confidential information (collectively, the “Excluded Information”). In the event Purchaser receives any Excluded Information, Purchaser shall promptly return same to Seller upon discovery of such Excluded Information and Purchaser shall not retain any copies (in any form) of such Excluded Information. The receipt by Purchaser of any Excluded Information shall not constitute (or be deemed to constitute) a waiver of any confidentiality or privilege applicable to such Excluded Information and Seller may assert at any time such confidentiality or privilege with respect to such information notwithstanding that Purchaser received such Excluded Information. Purchaser and Purchaser’s Personnel shall use all Due Diligence Materials solely for the purpose of evaluating the suitability of the purchase of the Property from Seller by Purchaser and Purchaser’s Personnel.
(b)    Purchaser’s rights of entry and inspection hereunder shall be subject to the following terms and conditions:
(i)    All Inspections of the Property shall be subject to Seller’s prior approval, shall be conducted in a manner reasonably acceptable to Seller, shall be conducted upon at least three (3) Business Days’ prior written notice to Seller, (which notice shall include the names, addresses and scope of work for each consultant, contractor and agent who will be conducting inspections at the Property), and shall be performed at such reasonable times as may be agreed by Seller and Purchaser, and, at Seller’s option, in the presence of Seller or its representative (notwithstanding the provisions of Section 11.5 to the contrary, the notice to be given pursuant to this Section 4.1(a) may be given via e-mail to Tiffany Butcher at [***].
(ii)    Such Inspections shall not interfere with the use, occupancy, management or operation of the Property or any portion thereof by Seller, its property manager or its tenants and licensees nor shall Purchaser’s Inspections damage the Property in any respect;
(iii)    Such Inspections shall not be invasive in any respect (unless Purchaser obtains Seller’s prior written consent in Seller’s sole discretion), and in any event shall be subject to the rights of tenants under their leases and shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations, including, without limitation, any quarantine, “shelter in place,” “stay at home,” workforce reduction mandates, social distancing, shutdown, closure, sequester or any other law, order, directive, guidelines or recommendations issues or promulgated by any governmental authority in connection with or in response to any global, national or local pandemic, epidemic or other public health emergency;
(iv)    Purchaser shall not contact (either directly, indirectly or through intermediaries) the Property’s management employees, the holder of any financing encumbering the Property, the Property’s tenants, or any governmental or quasi-governmental authorities regarding the Property, or any Seller Parties, without the prior consent of Seller, which consent may be withheld in Seller’s sole discretion, except that without such consent Purchaser may contact applicable governmental authorities solely to the extent necessary to obtain customary diligence information that is of record or in the files of such authority regarding the Property’s compliance with zoning and other laws (including with respect to a so-called “Phase I” environmental report), provided that in no event shall Purchaser or any of its agents or consultants request or otherwise initiate any inspection of the Property by a governmental or quasi-governmental authority. Seller shall have the right to be present during any meetings with Property management employees or governmental or quasi-governmental authorities;
(v)    Following each entry by Purchaser or Purchaser’s Personnel with respect to Inspections on the Property, Purchaser shall restore the Property to a condition which is substantially the same as its original condition as existed prior to any such Inspections. If Purchaser fails to so restore the Property, Seller may but shall not be obligated to do so and Purchaser shall reimburse and indemnify Seller for all costs and expenses relating thereto plus interest at the Interest Rate until fully paid;
(vi)    All Inspections shall be conducted at Purchaser’s sole expense and Purchaser covenants and agrees to pay in full for all Inspections undertaken by Purchaser or Purchaser’s Personnel and to pay in full all persons who perform labor on the Property with respect to such Inspections, and not to permit or suffer any mechanic’s or materialman’s lien of any kind or nature to be filed against the Property in connection with any Inspections. Should any such liens be filed or attached, Purchaser shall cause them to be removed of record and fully discharged at Purchaser’s sole cost and expense within ten (10) days following notice thereof to Purchaser. If Purchaser fails to so remove and discharge such liens, Seller may but shall not be obligated to do so and Purchaser shall reimburse and indemnify Seller for all costs and expenses relating thereto plus interest at the Interest Rate until fully paid;
(vii)    Purchaser hereby agrees to indemnify, defend and hold harmless Seller and the other Seller Parties against and from, any and all Claims arising in connection with or incident to the Inspections, or the presence on the Property by Purchaser or Purchaser’s Personnel, provided that the foregoing indemnity shall not include Claims arising from the mere discovery of any matter or condition related to the Property to the extent same is not exacerbated by Purchaser or Purchaser’s Personnel or to claims arising by reason of Seller’s gross negligence or willful misconduct; and
(viii)    As a condition of Purchaser’s and Purchaser’s Personnel’s right of access to the Property, Purchaser shall obtain for itself, and obtain or require from each of agents, consultants, inspectors, appraisers, engineers and contractors engaged to perform any Inspections, insurance coverage as described below, for any and all claims, damages, losses, liabilities, costs and expenses, arising in connection with or incident to the inspection of the Property, or the presence thereon, by Purchaser or the Purchaser’s Personnel, commercial general liability insurance naming Seller, Seller’s property manager, and Elme as additional insureds with combined limits of not less than $2,000,000 for personal injury and death and property damage per occurrence and $2,000,000 in the aggregate (Umbrella/Excess coverage can be used in combination with primary general liability to satisfy this requirement), with all such policies. All insurance companies issuing such insurance policies must be authorized to do business in the state in which the Property is located and must be rated A or better, with a financial rating of VII or better, in the most recent A.M. Best’s Rating Guide. The liability insurance required to be carried by Purchaser shall (1) contain a waiver of subrogation in favor of Seller, (2) shall contain broad form contractual liability insurance coverage insuring Purchaser’s indemnity obligations to Seller under this Agreement, and (3) contain a provision that the coverage afforded under such policies will not be canceled or modified until at least thirty (30) days’ prior written notice has been given to Seller. Before any entry onto the Property by Purchaser or any of Purchaser’s Personnel, Purchaser shall provide Seller with one or more certificates of insurance evidencing the insurance required to be maintained hereunder.
The provisions of Section 4.1(b)(v) through Section 4.1(b)(vii) shall survive any termination of this Agreement and the provisions of Section 4.1(b)(vii) shall survive Closing.
4.2.    Approval Notice
. In the event Purchaser determines (such determination to be made in Purchaser’s sole discretion) that the Property is suitable for its purposes, Purchaser shall notify Seller of such determination in writing (the “Approval Notice”) and such Approval Notice shall also include the list of Assumed Service Contracts that Purchaser desires to assume at Closing with respect to the Property, provided that Purchaser must assume the Service Contracts listed on Schedule 6.7. If Purchaser fails to deliver the Approval Notice to Seller on or before expiration of the Inspection Period, or Purchaser delivers a notice of termination to Seller on or before expiration of the Inspection Period this Agreement shall automatically terminate and the Earnest Money shall be returned to Purchaser, Purchaser shall (A) promptly (and in any case within five (5) Business Days) permanently destroy (with written certification of such destruction) or return all originals, copies, reproductions and summaries of the Due Diligence Materials, without retaining any copy, extract, or other reproduction (in whole or in part) of such Due Diligence Materials and will require that Purchaser’s Personnel do the same, (B) Purchaser, upon Seller’s request, shall deliver to Seller true and complete copies of all test results and studies related to the Property which were obtained or commissioned by or on behalf of Purchaser, and (C) promptly following Seller’s request, execute and deliver a confirmation of the termination of this Agreement, but the failure of Purchaser to execute and deliver such confirmation shall not invalidate the termination of this Agreement pursuant to this Section 4.2 (which obligations shall survive any termination of this Agreement). Notwithstanding the foregoing sentence, Purchaser and Purchaser’s Personnel may retain copies of Due Diligence Materials in electronic form pursuant to its electronic backup processes, so long as such information is not accessible in the ordinary course of business and Purchaser or Purchaser’s Personnel, as applicable, continues to maintain the confidentiality of such retained Due Diligence Materials pursuant to the requirements of Section 11.1, and if such information does become accessible it will be destroyed or returned in accordance with this Section 4.2. Time is of the essence with respect to the provisions of this Section 4.2. If Purchaser delivers an Approval Notice to Seller prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 4.2.
ARTICLE V

CLOSING
5.1.    Time and Manner
. The consummation of the transaction contemplated hereby (“Closing”) shall occur no later than 2:00 p.m. (Eastern time) on September 14, 2026 (such date, as may be postponed or adjourned as expressly permitted by this Agreement, the “Closing Date”), provided that all conditions to Closing have been fully satisfied or waived in writing. On or prior to the Closing Date, Seller and Purchaser shall make the deliveries and perform the obligations set forth in, respectively, Section 5.2 and Section 5.3. At Closing, (A) Seller shall authorize and direct Escrow Agent to release and deliver to Purchaser the documents required to be delivered to Escrow Agent by Seller pursuant to Section 5.2 and (B) Purchaser shall authorize and direct Escrow Agent to release and deliver to Seller the documents required to be delivered to Escrow Agent by Purchaser pursuant to Section 5.3, the performance of which obligations shall be concurrent obligations and conditions. The Closing shall occur with all deliveries required hereunder being made to Escrow Agent in accordance with escrow instructions consistent with the terms and conditions of this Agreement given by or on behalf of Seller and Purchaser, respectively; whereby escrow arrangements mutually acceptable to Seller and Purchaser shall allow Seller, Purchaser and their respective attorneys to consummate the Closing without being physically present and to exchange closing documents through such escrow. TIME SHALL BE OF THE ESSENCE with respect to each party’s obligation to effectuate the Closing on the Closing Date.
5.2.    Seller’s Obligations at Closing
. On or before the Closing Date, Seller shall:
(a)    deliver to Escrow Agent a duly executed special warranty deed in the form attached hereto as Exhibit B (the “Deed”);
(b)    deliver to Escrow Agent a duly executed bill of sale in the form attached hereto as Exhibit C;

(c)    deliver to Escrow Agent a duly executed assignment and assumption agreement in the form attached hereto as Exhibit D (the “Assignment and Assumption”) pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases and, to the extent assignable, Seller’s interest in the Assumed Service Contracts and the other Intangibles;
(d)    deliver to Escrow Agent (i) a notice in the form of Exhibit E attached hereto which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice, and (ii) a notice in the form of Exhibit F attached hereto which Purchaser shall send to each vendor under each of the Assumed Service Contracts assumed by Purchaser at Closing informing such vendor of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, such Assumed Service Contracts and directing that all sums payable after the Closing under each such Assumed Service Contract shall be paid as set forth in the notice;
(e)    deliver to Escrow Agent a certificate in the form of Exhibit G attached hereto, dated as of the date of Closing and executed on behalf of Seller, stating that the representations and warranties of Seller contained in Section 6.1 are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 6.1 to reflect any changes therein including without limitation any changes resulting from actions under Section a) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 5.6.b) (unless such change was known to Purchaser prior to the expiration of the Inspection Period); if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
(f)    deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;
(g)    deliver to Escrow Agent a duly executed IRS Form W-9 of Seller (or Seller’s regarded parent if Seller is a disregarded entity for U.S. federal income tax purposes);

(h)    deliver to the Title Company an owner’s affidavit in the form of Exhibit I attached hereto, duly executed by Seller;
(i)    deliver to Purchaser (which may occur by leaving such items at the Property) (a) the Leases, (b) the Assumed Service Contracts, (c) the licenses and permits, if any, in the possession of Seller, (d) the leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, and (e) an updated Lease Schedule dated no earlier than two (2) Business Days prior to the Closing Date;
(j)    deliver to Purchaser possession and occupancy of the Property, subject only to the Permitted Exceptions;
(k)    deliver to Escrow Agent the Closing Statement for Seller (i.e., not a combined closing statement) in form and content reasonably satisfactory to Seller (the “Seller Closing Statement”) and, if requested by Purchaser’s lender, provide a copy of the Seller Closing Statement to Purchaser’s lender; and
(l)    deliver to Escrow Agent such additional documents as shall be reasonably required by the Title Company to consummate the transaction expressly contemplated by this Agreement, which additional documents may include transfer and recordation tax declarations.
5.3.    Purchaser’s Obligations at Closing
. On or before the Closing Date, Purchaser shall:
(a)    deliver to Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred federal funds pursuant to Section 2.5 above, it being agreed that at Closing the Earnest Money (including, without limitation, the Independent Contract Consideration) shall be delivered to Seller and applied towards payment of the Purchase Price;
(b)    deliver to Escrow Agent a duly executed Assignment and Assumption and duly executed counterparts of the documents described in Section 5.2.d) above;
(c)    deliver to Escrow Agent a certificate duly executed by Purchaser, confirming that Purchaser’s representations and warranties set forth in Section 6.5 are true and correct in all material respects as of the date of Closing;
(d)    deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;
(e)    deliver to Escrow Agent the Purchaser Closing Statement (i.e., not a combined closing statement) in form and content satisfactory to Purchaser;

(f)    deliver to Seller the Assignment of Purchase Agreement (as defined in Section 11.4 below), if applicable; and
(g)    deliver to Escrow Agent such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, which additional documents may include transfer and recordation tax declarations.
5.4.    Credits and Prorations
.
(a)    The following shall be apportioned with respect to the Property as of 12:01 a.m. (Eastern time) on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:
(i)    rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases);
(ii)    taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;
(iii)    payments under the Assumed Service Contracts to be assumed by Purchaser at Closing and any fees or charges pursuant to any Assumed Service Contracts that are applicable to the period prior to Closing shall be paid by Seller when due;
(iv)    gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and
(v)    any other operating income, expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in Fairfax County, Virginia.
(b)    Notwithstanding anything contained in the foregoing provisions:
(i)    At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Leases); and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, if any, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.
(ii)    Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. In the event that any tax appeals are pending as of Closing (i) Seller shall be entitled to continue the prosecution of such appeals with respect to any tax year prior to the tax year in which Closing occurs and shall be entitled to receive all proceeds of such appeal, (ii) Seller shall be entitled to continue the prosecution of such appeals with respect to the tax year in which Closing occurs and all costs, expenses and proceeds thereof shall be prorated between the parties based on their respective periods of ownership during such year, and (iii) Purchaser shall be entitled to continue the prosecution of such appeals with respect to any tax year following the tax year in which Closing occurs and shall be entitled to receive all proceeds thereof.
(iii)    Charges referred to in Section 5.4(a) above which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller.
(iv)    Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.
(v)    As to gas, electricity and other utility charges referred to in Section 5.4(a)(iv) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.
(vi)    Unpaid and delinquent rent and any other income (including, without limitation, reimbursements due from tenants) of the Property collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent or other income for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent or other income which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent or other income from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent or other income which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received after the date of Closing (other than Special Rent) shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will use commercially reasonable efforts after Closing to collect all rents and other income in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents or other income. With respect to any delinquent rents existing as of Closing, Purchaser shall timely prepare and file with any surety or similar company providing security for the payment of same such documents as may be required to make a claim and obtain payment of such security, and to the extent Purchaser receives such payment with respect to delinquent rents applicable to the period prior to the Closing, same shall be promptly delivered to Seller. Notwithstanding the foregoing provisions of this Section 5.4(b)(vi), following Closing Seller shall not have any right to pursue payment of delinquent or unpaid rents, reimbursements and other charges from then-current tenants of the Property. In the event that there shall be any rents or other charges (including, without limitation, utility expense and renter’s insurance reimbursements) under any Lease which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing, such as year-end common area expense reimbursements and the like (which rents or other charges are sometimes referred to herein collectively as “Special Rent”), then Seller shall provide Seller’s best estimate of all Special Rent that is applicable to the period prior to Closing and uncollected as of Closing and Seller shall receive a credit at Closing for all such estimated uncollected Special Rent applicable to the period prior to Closing. The terms of this Section shall survive the Closing for one hundred twenty (120) days.
(vii)    At Closing, the value of any rental abatements provided under the Leases (except with respect to any commercial or retail space (“Existing Commercial Leases”) as an inducement to the tenants to enter into such Leases shall be prorated between Seller and Purchaser based upon their respective periods of ownership of the Property, except that with respect to any tenant that first takes occupancy during the month immediately preceding the month in which Closing occurs and is entitled to a rental abatement for the month in which Closing occurs (the “Closing Month”), such rental abatement that is to be prorated for the Closing Month shall be reduced by the amount of any partial rent payment made by the tenant for the month immediately preceding the month in which Closing occurs, and such reduced rent shall be prorated between Seller and Purchaser based upon their respective periods of ownership of the Property.
(viii)    Seller shall be responsible for any leasing commissions associated with the current term of the Existing Commercial Leases and any tenant improvement costs or tenant improvement allowances, if any, that are the obligation of landlord under the Existing Commercial Leases which are applicable to the current term of such Existing Commercial Leases. Purchaser shall be responsible for the payment of all leasing commissions, tenant improvement costs, or tenant improvement allowances which become due and payable as a result of any renewals, extensions, or expansions of Existing Commercial Leases or new leases of any commercial or retail space, in each case approved or deemed approved by Purchaser pursuant to Section 6.4(j) to the extent such approval is required pursuant to that Section. To the extent any such Existing Commercial Leases costs that are the responsibility of Seller as set forth above remain unpaid as of Closing, Seller will provide Purchaser with a credit for such unpaid costs at Closing. In the event that Seller, as of Closing, has paid any such Existing Commercial Leases costs or new commercial or retail space lease costs that are the responsibility of Purchaser as set forth above, Seller shall receive a credit for same at Closing.
(ix)    Purchaser shall have the right to inspect all vacant units (the “Pre-Closing Inspection”) five (5) days prior to the scheduled Closing Date. Purchaser shall receive a credit in the amount of $500 for each vacant unit which is not “rent ready”. For purposes of this Section, “rent ready” shall mean all mechanical systems, appliances, plumbing and window coverings shall be in good and operational condition, cabinets, walls, countertops and carpets shall be clean. Purchaser shall not receive such a credit for any units vacated after the Pre-Closing Inspection.
(x)    Purchaser shall receive a credit in the amount of any consideration paid to Seller by Fairfax County in connection with the Seller entering into the Fairfax County Easements, as may be applicable.
(xi)    Seller shall receive a credit equal to the total amount of expenses (including, without limitation, reasonable attorneys' fees) incurred by Seller in connection with entering into the Fairfax County Easements.
(c)    Not less than three (3) Business Days prior to the scheduled Closing Date, Seller shall endeavor to deliver to Purchaser Seller’s calculations of the credits and pro-rations to be made pursuant to this Section 5.4, together with reasonable supporting documentation to the extent not previously provided to Purchaser as part of the Due Diligence Materials, for Purchaser’s review and reasonable approval. Seller and Purchaser shall work together in good faith to agree upon and finalize such credits and pro-rations prior to Closing. The final credits and pro-rations as agreed upon by Seller and Purchaser shall be provided to Escrow Agent for inclusion on the Closing Statement.
(d)    The credits and prorations to be apportioned pursuant to this Section 5.4 shall be made by the parties on the basis of the best information available to them as of the Closing Date. To the extent that there are any credits and prorations that are based on estimates as of the Closing Date and the actual amount differs from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves on the sixtieth (60th) day following Closing, and shall make final adjustments no later than the one hundred twentieth (120th) day following Closing and same shall otherwise be final and unappealable; provided, however, that if after the Closing, Purchaser shall receive any rents or other income (including reimbursements from tenants) that are applicable to the period prior to the Closing, Purchaser shall promptly pay such rents or other income to the Seller with a reasonably detailed accounting thereof. This Section 5.4(d) shall survive the Closing for a period of one hundred twenty (120) days.
5.5.    Closing Costs
. Seller shall pay: (A) the fees of any counsel representing it in connection with this transaction; (B) one-half (1/2) of the escrow fee and closing fee charged by Escrow Agent or Title Company; (C) the fees for recording any documents required of Seller to be recorded in order for Seller to satisfy its obligations under Article III of this Agreement; (D) the grantor’s tax, the regional congestion relief fee, and the regional WMATA capital fee which become payable by reason of the transfer of the Property; (E) one-half (1/2) of the cost of the Existing Survey, and (F) the amount of Thirty Thousand and No/100 Dollars ($30,000.00) towards the R&W Insurance Policy Costs if Purchaser obtains the R&W Insurance Policy. Purchaser shall pay or reimburse Seller for, as applicable: (1) the fees of any counsel representing Purchaser in connection with this transaction; (2) the fee for the title examination and Title Commitment (and any updates thereof), and pay the premium for the Title Policy, including any endorsements and extended coverage thereto requested by Purchaser; (3) the cost of any update to the Existing Survey or new Survey and one-half (1/2) of the cost of the Existing Survey; (4) any transfer tax, recordation tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property other than those payable by Seller pursuant to clause (D) above; (5) the fees for recording the Deed; (6) one-half (1/2) of the escrow fee and closing fee charged by Escrow Agent or Title Company, and (7) all R&W Insurance Policy Costs that are in excess of Seller’s payment pursuant to clause (F) above if Purchaser obtains the R&W Insurance Policy. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring such costs and expenses. The provisions of this Section 5.5 shall survive the Closing or any early termination of this Agreement.
5.6.    Conditions Precedent to Obligation of Purchaser
. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
(a)    Seller shall have delivered to Purchaser all of the items required to be delivered by Seller to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 5.2.
(b)    All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).

(c)    Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.
(d)    The Title Company shall be irrevocably committed to issue the Title Policy pursuant to the terms of Section 3.4 above, subject to the payment of the applicable title premiums, provided that Purchaser has satisfied all of the Title Company’s requirements to be satisfied by Purchaser as a condition to such issuance of such Title Policy, including, without limitation, any of the Title Company’s requirements to be satisfied by Purchaser in order to obtain extended coverage in such Title Policy. Purchaser shall have the right to request the Title Company to provide endorsements to the Title Policy but receipt of such endorsements shall not be a condition to Closing.
In the event any condition in this Section 5.6 has not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date, Purchaser may terminate this Agreement by written notice delivered to Seller, in which event the Earnest Money shall be returned to the Purchaser. The Closing pursuant to this Agreement shall be deemed a waiver by Purchaser of all unfulfilled conditions hereunder benefitting Purchaser.
5.7.    Conditions Precedent to Obligation of Seller
. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:
(a)    Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.
(b)    Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 5.3.
(c)    All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.
(d)    Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.
ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1.    Representations and Warranties of Seller
. Seller hereby makes the following representations and warranties to Purchaser with respect to itself and the Property as of the Effective Date:

(a)    Organization and Authority. Seller has been duly organized and is validly existing under the laws of the state of its formation. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.
(b)    Pending Actions. To Seller’s knowledge, except as set forth on Schedule 6.1(b), there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to, or the use or operation of, the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement or which is not covered by insurance.
(c)    Leases. The Lease Schedule (and any updated version thereof) and any delinquency report given by Seller to Purchaser is the rent roll and delinquency report used and relied upon by Seller in its operation of the Property and, to Seller’s knowledge, there are no leases, licenses or other occupancy agreements affecting all or any portion of the Property except for the Leases. Each of the Existing Commercial Leases are set forth on the Lease Schedule. The copies of the Leases made available to Purchaser for review are the copies of such Leases that are maintained in Seller’s files, and, to Seller’s knowledge, are correct copies of the same. Seller is the lessor or landlord or the successor lessor or landlord under the Leases. Except as set forth on Schedule 6.1(c), the Lease Schedule, on any delinquency report given by Seller to Purchaser, or as otherwise disclosed to Purchaser in writing, (i) to Seller’s knowledge, no material default, delinquency or breach exists on the part of any tenant, and (ii) there are no material defaults or breaches existing on the part of the landlord under any Lease. Except as set forth on the Lease Schedule, (i) no tenant under an Existing Commercial Lease is entitled to any agreed rent credit or free rent or other tenant inducement and (ii) no leasing commissions or other compensation is due or payable or will become due and payable to any person, firm, corporation or other entity with respect to, or on account of, any of the Existing Commercial Leases, or any renewal rights set forth in such Existing Commercial Leases. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The non-performance of any obligations by any tenant under a Lease or the expiration or termination of any Lease prior to Closing shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.
(d)    Lease Brokerage. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property which will become due and payable after Closing other than as disclosed in Schedule 6.1(d).

(e)    Service Contracts. Subject to Section 6.4(i), the Assumed Service Contracts listed on the Assumed Service Contracts Schedule constitute all of the Service Contracts executed or assumed in writing by Seller that will be binding on Purchaser following Closing. To Seller’s knowledge, Seller has not delivered or received any written notice of a default under or with respect to any Assumed Service Contract that has not been resolved. Except for the Leases and the Service Contracts or as set forth in the Title Commitment, Seller has not entered into any lease, other contractual agreement or unrecorded instrument that will be binding upon Purchaser on or after the Closing Date.
(f)    No Violations. Except as set forth on Schedule 6.1(f), to Seller’s knowledge, Seller has not received prior to the Effective Date any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws, where such violation remains outstanding, and, if unaddressed, would have a material adverse effect on the use or operation of the Property as currently used and operated.
(g)    Condemnation. Except as set forth on Schedule 6.1(g), to Seller’s knowledge, no condemnation proceedings relating to the Property are pending or threatened. Seller has not received written notice of any pending or threatened action or governmental proceeding relating to zoning or other land-use regulatory changes.
(h)    Condominium. Seller owns and controls all of the dwelling units and has not sold any units at the Property as condominiums. There is no active condominium owner’s association associated with the Property.
(i)    Antiterrorism Matters. Neither Seller nor to Seller’s knowledge any individual or entity having an interest in Seller: (i) is named or is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); or (ii) is engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.
(j)    Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.
(k)    To Seller’s knowledge, neither Seller nor any affiliate of Seller (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any anti-money laundering laws; or (iii) has had any of its funds seized or forfeited in any action under any anti-money laundering laws.
(l)    Except for this Agreement, Seller has not granted any rights of first refusal, or options, to purchase all or any part of the Property or granted other rights whereby any person or entity has the right to purchase all or any part of the Property.
(m)    Other than as set forth on Schedule 6.1(m), Seller has not commenced any tax assessment reduction proceedings with respect to the Property.
(n)    Except with respect to any matter disclosed in any environmental assessment report made available by Seller to Purchaser or otherwise obtained by Purchaser, Seller has not received any written notice regarding any violations of, or the requirement to undertake any corrective, investigatory or remedial obligations, under Environmental Laws with respect to the condition of the Property, “Environmental Laws” means any and all laws, rules, regulations, orders and directives, whether federal, state or local, applicable to the Property or any part thereof with respect to (i) environmental condition of the Property or any adjacent property, or (ii) any activities conducted on or at the Property.
6.2.    Knowledge Defined
. References to the “knowledge” of Seller shall refer only to the actual knowledge of [***] and [***] (collectively, the “Designated Representatives”), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate of Seller or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Purchaser acknowledges that the Designated Representatives are named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on the Designated Representatives. The provisions of this Section 6.2 shall survive the Closing.
6.3.    Survival of Seller’s Representations and Warranties
; R&W Insurance.
(a)    The representations and warranties of Seller set forth in this Agreement shall terminate at Closing and shall not survive Closing. This Section 6.3(a) does not limit Seller’s obligations pursuant to Section 5.4(d), ARTICLE VIII, and Section 11.11, or the liability of Seller for Seller’s Fraud.
(b)    Purchaser shall have the right to obtain the R&W Insurance Policy from the R&W Insurer. If Purchaser elects to obtain the R&W Insurance Policy, promptly following the Effective Date, Purchaser shall use commercially reasonable efforts to obtain and bind the R&W Insurance Policy and, as soon as practicable after the Closing, Purchaser shall deliver to Seller a true and complete copy of the final R&W Insurance Policy. Seller shall reasonably cooperate with Purchaser’s efforts and provide commercially reasonable assistance as reasonably requested by Purchaser to obtain and bind the R&W Insurance Policy including by providing information and documents in Seller’s possession reasonably requested by the insurer under the R&W Insurance Policy. Purchaser acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to Closing and Purchaser shall remain obligated to consummate the Closing in accordance with this Agreement if Purchaser is unable to obtain the R&W Insurance Policy. The R&W Insurance Policy shall expressly provide that the insurer thereunder shall have no right of subrogation, contribution, or otherwise to make or bring any action or proceeding against any of the Seller Parties, except in the case of Fraud. The Seller Parties shall be express third party beneficiaries of the foregoing provision. Neither Purchaser nor any of its affiliates shall amend the foregoing subrogation provision or third-party beneficiary language in any manner adverse to the Seller Parties without the prior written consent of Seller which consent may be given or withheld in Seller’s sole discretion. Seller shall contribute the amount of Thirty Thousand and No/100 Dollars ($30,000.00) towards the R&W Insurance Policy Costs and the remainder of the R&W Insurance Policy Costs shall be paid by Purchaser.
(c)    The provisions of this Section 6.3 shall survive Closing.
6.4.    Covenants of Seller
. Seller hereby covenants with Purchaser as follows:
(a)    From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof (including maintaining the same levels of insurance coverage in effect with respect to the Property as of the Effective Date), provided that Seller shall not obligated to make any capital expenditures in connection therewith.
(b)    Seller, without Purchaser’s consent, may enter into new leases with residential tenants and may enter into renewals, extensions and terminations of existing Leases with residential tenants, in the ordinary course of Seller’s operation of its Property.
(c)    Seller shall not remove the Personal Property or deplete the supplies of the Property other than in the normal course.
(d)    Seller shall not apply any security deposit against delinquent rent, except in the event of a tenant that is in default, has been evicted or has vacated the Property prior to Closing.

(e)    Seller shall promptly notify Purchaser of any condemnation, environmental, zoning or other land use regulation proceedings, any notices of violations of any laws and any litigation that arises out of the ownership of the Property, except for evictions which arise in the normal course. For any violations of any laws (including ordinances) that relate to any part of the Property and first arise after expiration of the Inspection Period and prior to the Closing, Seller shall either (i) cure any such violations, in each such case at Seller’s sole cost and expense, or (ii) provide Purchaser a credit against the Purchase Price for the estimated cost to cure any such violation, with the amount of the credit to be agreed upon by the parties in each party’s reasonable discretion and, as may be applicable, based on the estimated cost of curing any such violation set forth in a formal bid from a licensed contractor, provided that Seller’s obligations pursuant to the preceding clauses (i) and (ii) shall not exceed Three Hundred Thousand Dollars ($300,000) in the aggregate. In the event that are any violations of laws arising after the expiration of the Inspection Period the cure of which costs in excess of Three Hundred Thousand Dollars ($300,000) in the aggregate, the parties shall negotiate in good faith for a period of ten (10) Business Days with respect to the responsibilities for paying same and if the parties fail to reach agreement within such ten (10) Business Day period, Purchaser may terminate this Agreement by written notice to Seller given within three (3) Business Days following the expiration of such ten (10) Business Day negotiation period, in which event the Earnest Money shall be returned to Purchaser and thereafter neither party shall have any rights or obligations under this Agreement other than any obligations that survive a termination by their terms. In the event Purchaser fails to terminate this Agreement within such three (3) Business Day period, Purchaser shall be deemed to have waived its termination right and shall be obligated to proceed with Closing in accordance with the terms and conditions of this Agreement. To the extent necessary, the Closing Date shall automatically be extended to afford the negotiation and termination periods set forth above.
(f)    Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer (with the exception of leasing in the ordinary course) or dispose of the Property or any interest therein or part thereof, nor shall Seller initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations applicable to the Property.
(g)    Seller shall permit Purchaser and its agents access to the Property prior to Closing or the earlier termination of this Agreement to perform any lender required inspections or studies, all subject to the terms of Section 4.1.
(h)     Upon request from Purchaser no more often than once per calendar month, Seller shall provide to Purchaser a then current Lease Schedule for the Property and a then current delinquency / receivables report.
(i)    From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller may, without the prior consent of Purchaser, enter into any new Service Contracts in the normal course of business which by their terms are terminable upon thirty (30) days or less notice without payment of a fee or penalty, provided that Seller shall provide Purchaser written notice thereof and a copy of any such new Service Contracts the term of which shall extend after Closing.
(j)    From the expiration of the Inspection Period until the Closing or earlier termination of this Agreement, Seller shall not amend any Existing Commercial Lease or enter into any new commercial lease without Purchaser’s consent, which consent may be granted or withheld in Purchaser’s sole discretion. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within five (5) Business Days following Seller’s request for such approval, such failure shall be deemed the approval by Purchaser. Upon written request from Purchaser, Seller shall request each tenant under the Existing Commercial Leases to execute a tenant estoppel certificate (collectively, the “Estoppel Certificates”). The Estoppel Certificates shall be in the form required by the applicable Existing Commercial Lease, or if such Existing Commercial Lease does not provide for a specific form, then on a customary form prepared by Purchaser and subject to Seller’s reasonable approval. In no event shall Seller be liable to Purchaser for, or deemed to be in default hereunder by reason of, its failure to deliver any Estoppel Certificates and receipt by Purchaser of the Estoppel Certificates shall not be a condition precedent to Purchaser’s obligation to proceed with Closing.
6.5.    Representations and Warranties of Purchaser
. Purchaser hereby represents and warrants to Seller:
(a)    Organization and Authority. Purchaser is validly existing and in good standing under the laws of the state of its formation. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.
(b)    Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation by Purchaser of the transaction contemplated by this Agreement.
(c)    ERISA. Purchaser is not, and is not acquiring the Property on behalf of, (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) subject to Title I of ERISA, (ii) a “plan” (within the meaning of Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) an entity the underlying assets of which are treated as “plan assets” under Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise for purposes of Title I of ERISA or Section 4975 of the Code. Purchaser is not a “governmental plan” within the meaning of

Section 3(32) of ERISA, and none of Purchaser’s assets are subject to state statutes regulating investments with respect to governmental plans.
(d)    Antiterrorism Matters; Anti-Money Laundering Laws. Neither Purchaser nor to Purchaser’s knowledge any individual or entity having an interest in Purchaser: (i) is named or is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by OFAC; (ii) is engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; (iii) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws (as defined below); (iv) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (v) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.  None of the proceeds used to pay the Purchase Price have been or will be derived from a “specified unlawful activity” as defined in, and Purchaser is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Section 1956 and 1957.
6.6.    Survival of Purchaser’s Representations and Warranties
. The representations and warranties of Purchaser set forth in Section 6.5 shall survive Closing.
6.7.    Service Contracts
. If Purchaser delivers the Approval Notice prior to the expiration of the Inspection Period, Seller shall give notice of termination to the applicable vendor(s) (or otherwise make such Service Contracts inapplicable to the Property) of all Service Contract(s) that are not designated as Assumed Service Contracts to be assumed by Purchaser in Purchaser’s Approval Notice, provided that Purchaser must assume at Closing the Service Contracts listed on Schedule 6.7 attached hereto and made a part hereof unless such Service Contracts can be terminated with the payment of a termination charge and Purchaser agrees to pay such termination charge. The provisions of this Section 6.7 shall survive Closing.
6.8.     Fairfax County Easements
. Fairfax County, Virginia (“Fairfax County”) is the owner of certain property that is adjacent to the Property and used by Fairfax County as a pumping station (the “Fairfax County Property”). Fairfax County intends to redevelop (or otherwise make improvements to) the Fairfax County Property which will require that the owner of the Property grant certain access, construction, sewer, utility, and/or other easements to Fairfax County (collectively, the “Fairfax County Easements”). Seller shall not enter into any Fairfax County Easements without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed. Purchaser agrees to notify Seller in writing within five (5) Business Days after its receipt of any draft Fairfax County Easements of either its approval or disapproval thereof, and, if disapproved, the specific reasons for such disapproval and the proposed specific revisions that would make such draft acceptable to Purchaser. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) Business Day period set forth above, such failure shall be deemed the approval by Purchaser of the applicable draft Fairfax County Easements submitted to Purchaser. In the event the Fairfax County Easements are entered into prior to Closing, the amount of any consideration paid by Fairfax County to Seller in connection with the Fairfax County Easements shall be applied as a credit against the Purchase Price at Closing.
ARTICLE VII

FAILURE TO CLOSE
7.1.    By Purchaser
. In the event that Purchaser fails to consummate this Agreement for any reason other than Seller’s default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. The foregoing liquidated damages provision of this Section shall not: (a) apply to Purchaser’s obligations under Section 11.1, nor shall Purchaser be entitled to credit or offset the Earnest Money or any portion thereof against any damages suffered by Seller by reason of Purchaser’s default with respect thereto; (b) be deemed to limit Purchaser’s liability under any indemnity or breach of any covenant under this Agreement that is expressly stated to survive the Closing or early termination of this Agreement; (c) apply to any of Purchaser’s survival obligations specified in Section 11.20 or elsewhere in this Agreement; or (d) apply to Purchaser’s obligations specified in Section 11.24.

7.2.    By Seller
. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money along with reimbursement from Seller for Purchaser’s actual verifiable out-of-pocket expenses incurred in connection with this Agreement and the pursuit of the Property in an amount not to exceed $100,000 in the aggregate, which return of such Earnest Money and reimbursement of such out-of-pocket expenses shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to consummate the Closing pursuant to the terms and conditions of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages of any kind, including, without limitation, ordinary, consequential, exemplary or punitive damages, in the event of Seller’s default or failure to close hereunder; provided, however, in the event that specific performance is unavailable to Purchaser as a result of Seller’s conveyance of the Property to a third party, then Purchaser may seek to recover the positive difference between the purchase price received by Seller for such conveyance to the third party and the Purchase Price. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money (and elect to receive reimbursement of Purchaser’s out-of-pocket expenses) in accordance with the foregoing clause (a) if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the Commonwealth of Virginia on or before thirty (30) days following the date upon which Closing was to have occurred.
ARTICLE VIII

RISK OF LOSS
8.1.    Minor Damage
. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, less the reasonable out-of-pocket costs and expenses incurred by Seller in collecting such insurance proceeds or condemnation awards and in effectuating any repairs to the Property. To the extent provided to Seller, Seller shall provide to Purchaser a copy of the fire marshal’s report, if such casualty was caused by fire, and a copy of the insurance adjuster’s report for such casualty loss tendered to Seller’s insurance carrier and a copy of a formal bid from a licensed contractor for the estimated cost of repairs, and Seller shall use commercially reasonable efforts to obtain such fire marshal’s report. In the event that Seller elects to perform repairs upon the Property, (i) Seller shall use reasonable efforts to complete such repairs promptly, (ii) Purchaser shall have the right to inspect and reasonably approve such repairs prior to Closing, and (iii) the date of Closing may be extended for a reasonable period of time in order to allow for the completion of such repairs, not to exceed a period of thirty (30) days. To the extent any such repairs are not completed as of Closing, at Closing, Seller shall (i) assign to Purchaser the contract(s) governing such work as part of the Assumed Service Contracts, (ii) pay to Purchaser (or credit against the Purchase Price) the insurance proceeds related to the applicable casualty received by Seller prior to Closing and not used for the payment of the repair and restoration work performed by Seller, and (iii) assign to Purchaser such Seller’s right, title and interest in and to all claims and rights under the insurance policy applicable to such loss and insurance proceeds applicable to the casualty and not received by Seller prior to Closing. Any assignment of a casualty insurance policy or award pursuant to the foregoing provisions of this Section shall be on a form reasonably approved by Purchaser and shall, in any such event, include a consent to the assignment by Seller’s insurer in the event the insurance company must consent to the assignment under applicable law. Seller shall use commercially reasonable efforts to obtain such consent from the insurer and Seller shall reasonably cooperate with Purchaser in completing any documentation required by such insurer to obtain such consent. In the event that, as of Closing, such consent of the insurer has not been obtained, Seller shall reasonably cooperate with Purchaser to obtain such consent following Closing. If Seller assigns a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
8.2.    Major Damage
. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice (which written notice shall include a summary of the restoration work that Seller intends to undertake, if any) of the occurrence of major loss or damage (and the Closing shall be extended if and to the extent necessary to afford such 10 day period), then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, less the reasonable out-of-pocket costs and expenses incurred by Seller in collecting such insurance proceeds or condemnation awards and in effectuating any repairs to the Property. To the extent provided to Seller, Seller shall provide to Purchaser a copy of the fire marshal’s report, if such casualty was caused by fire, and a copy of the insurance adjuster’s report for such casualty loss tendered to Seller’s insurance carrier and a copy of a formal bid from a licensed contractor for the estimated cost of repairs, and Seller shall use commercially reasonable efforts to obtain such fire marshal’s report. In the event that Seller elects to perform repairs upon the Property, (i) Seller shall use reasonable efforts to complete such repairs promptly, (ii) Purchaser shall have the right to inspect and reasonably approve such repairs prior to Closing, and (iii) the date of Closing may be extended for a reasonable period of time in order to allow for the completion of such repairs, not to exceed a period of thirty (30) days. To the extent any such repairs are not completed as of Closing, at Closing, Seller shall (i) assign to

Purchaser the contract(s) governing such work as part of the Assumed Service Contracts, (ii) pay to Purchaser (or credit against the Purchase Price) the insurance proceeds related to the applicable casualty received by Seller prior to Closing and not used for the payment of the repair and restoration work performed by Seller, and (iii) assign to Purchaser such Seller’s right, title and interest in and to all claims and rights under the insurance policy applicable to such loss and insurance proceeds applicable to the casualty and not received by Seller prior to Closing. Any assignment of a casualty insurance policy or award pursuant to the foregoing provisions of this Section shall be on a form reasonably approved by Purchaser and shall, in any such event, include a consent to the assignment by Seller’s insurer in the event the insurance company must consent to the assignment under applicable law. Seller shall use commercially reasonable efforts to obtain such consent from the insurer and Seller shall reasonably cooperate with Purchaser in completing any documentation required by such insurer to obtain such consent. In the event that, as of Closing, such consent of the insurer has not been obtained, Seller shall reasonably cooperate with Purchaser to obtain such consent following Closing. If Seller assigns a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon closing, full risk of loss with respect to the Property shall pass to Purchaser.
With respect to both a “minor” and “major” loss or damage tendered to insurance, Seller shall use commercially reasonable efforts to negotiate and settle such claim in substantially the same manner that Seller would have done so for its own account (provided, that for any such insurance claim in excess of the major damage amount, Seller shall not settle any such claims without Purchaser’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed).
8.3.    Definition of “Major” Loss or Damage
. For purposes of Sections 8.1 and 8.2, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an engineer or architect selected by Seller and reasonably approved by Purchaser, equal to or greater than an amount equal to Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property in Purchaser’s reasonable estimation (including, without limitation, results in the loss of any portion of the parking available to the Property below the parking required by applicable zoning laws or results in the Property being in uncurable violation of any applicable law), or (iii) any casualty damage to the Property that is uninsured or underinsured unless Seller, in its sole discretion, elects to reduce the Purchase Price by the amount necessary to restore such damage as determined by an engineer or architect selected by Seller and reasonably approved by Purchaser. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an engineer or architect within five (5) Business Days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE IX

COMMISSIONS
9.1.    Brokerage Commissions
. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Seller’s Broker at Closing a brokerage commission pursuant to a separate written agreement between Seller and Seller’s Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than Seller’s Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 9.1 shall survive Closing or earlier termination of this Agreement.
ARTICLE X

DISCLAIMERS AND WAIVERS
10.1.    No Reliance on Documents
. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.
10.2.    DISCLAIMERS
. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,

TITLE (OTHER THAN SELLER’S SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, THE DUE DILIGENCE MATERIALS AND PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS (INCLUDING HAZARDOUS OR TOXIC SUBSTANCES), MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ELME (AND SELLER’S AND ELME’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR ELME (AND SELLER’S AND ELME’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY

APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS OR TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, NEITHER SELLER NOR ELME (NOR SELLER’S AND ELME’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) SHALL BE RESPONSIBLE SUCH CLEAN UP, REMOVAL OR REMEDIATION OR FOR ANY COSTS AND EXPENSES RELATED THERETO.
10.3.    Effect and Survival of Disclaimers
. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has taken into account that the Property is being sold subject to the provisions of this Article X. Seller and Purchaser agree that the provisions of this Article X shall survive Closing.
ARTICLE XI

MISCELLANEOUS
11.1.    Confidentiality
.
(a)    As used in this Agreement, the term “Confidential Information” means all Due Diligence Information and all other information concerning the Property, Seller, or Elme furnished to or otherwise made available to Purchaser or Purchaser’s Personnel by Seller’s Broker, Seller, Elme or any other Seller Parties, including any documents, files, studies, reports, test results, brochures, offering materials, photographs, leases, rent rolls, surveys, title reports and commitments, legal documents, financial information, computer output and other materials and information relating to the Property and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, whether the same are in electronic, pictorial, written or other form, and whether oral, written or electronic. Confidential Information shall not include information that Purchaser can conclusively establish: (i) is or subsequently becomes generally available to the public without Purchaser’s or Purchaser’s Personnel’s breach of any of the terms of this Agreement; (ii) was in the possession of Purchaser on a non-confidential basis prior to Seller’s Broker, Seller’s, Elme’s or any other Seller Parties’, disclosure of such information to Purchaser (and is not subject to any pre-existing or prior confidentiality agreement in favor of Seller or any Seller Parties, including Elme, and/or Seller’s Broker); (iii) became known to Purchaser from a source other than Seller’s Broker, Seller, Elme or any other Seller Parties who, to the knowledge of Purchaser or Purchaser’s Personnel, is not subject to any confidentiality agreement regarding such information; or (iv) is independently developed by Purchaser without use of or reliance on the Confidential Information.

(b)    Purchaser shall maintain strictly confidential all Confidential Information and not disclose any Confidential Information (including information pertaining to the terms or existence of this Agreement, the fact that Seller has made the Confidential Information available to Purchaser or any other parties) to any third parties (except as otherwise expressly permitted by the terms of this Agreement). Confidential Information may be disclosed, reproduced, summarized or distributed only as expressly provided hereunder and shall be used solely and exclusively for evaluating the Property, and for no other purpose whatsoever. Without limiting the generality of the foregoing provisions of this Section 11.1(b), Purchaser shall take the same degree of care (but not less than reasonable care) as it takes with its own confidential information to safeguard the Confidential Information. If any court or governmental authority requires Purchaser to disclose any portion of the Confidential Information, Purchaser shall, to the extent permitted by law, (i) provide Seller with prompt written notice of such requirement, (ii) delay such disclosure consistent with applicable law in a manner that provides Seller with a reasonable opportunity to obtain a judicial protective order or other relief, and (iii) cooperate with Seller and the other Seller Parties in a commercially reasonable manner in obtaining any protective order or other remedy sought by Seller with respect to such requirement. If no such protective order or other remedy is obtained, then Purchaser may disclose only that portion of the Confidential Information that in the reasonable opinion of its legal counsel is legally required to be disclosed, and shall exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.
(c)    Purchaser may disclose Confidential Information only to Purchaser’s Personnel on a need-to-know basis. Purchaser’s Personnel shall be informed by Purchaser of the confidential nature of the Confidential Information, shall be provided a copy of this Section 11.1, and shall be directed by Purchaser to keep all Confidential Information confidential in accordance with the requirements of this Section 11.1 and otherwise comply with this Section 11.1.
(d)    Purchaser shall notify Seller promptly upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of this Section 11.1 by Purchaser or Purchaser’s Personnel, and will reasonably cooperate with Seller to regain possession of the Confidential Information and prevent its further unauthorized use. In any event, Purchaser shall be responsible for any unauthorized disclosure or use of the Confidential Information by Purchaser’s Personnel (including any action taken by any of Purchaser’s Personnel that, if taken by Purchaser, would constitute a breach of this Agreement) or any other parties that receive the Confidential Information from Purchaser and/or Purchaser’s Personnel.
(e)    Upon termination of this Agreement, Purchaser shall promptly (and in any case within five (5) Business Days) permanently destroy (with written certification of such destruction) or return all originals, copies, reproductions and summaries of Confidential Information, without retaining any copy, extract, or other reproduction (in whole or in part) of such Confidential Information and will require that Purchaser’s

Personnel do the same. Notwithstanding the foregoing, Purchaser and Purchaser’s Personnel may retain Confidential Information in electronic form pursuant to its electronic backup processes, so long as such information is not accessible in the ordinary course of business and Purchaser or such Purchaser’s Personnel continues to maintain the confidentiality of such retained Confidential Information, and if such information does become accessible it will be destroyed or returned in accordance with this Section 11.1(e).
(f)    In the event that Purchaser or any of Purchaser’s Personnel fails to comply with the terms and conditions of this Section 11.1, Purchaser and such Purchaser’s Personnel shall be liable to Seller and the Seller Parties, including Elme, for such breach, and Seller and the Seller Parties, including Elme, shall be entitled to exercise any right, power, or remedy available at law or in equity for such breach. Without prejudice to any other rights or remedies that Seller and the Seller Parties, including Elme, may have with respect to any breach by Purchaser and/or any of Purchaser’s Personnel, Purchaser on behalf of itself and Purchaser’s Personnel, hereby acknowledges and agrees that (a) damages may not be an adequate remedy for any breach of the terms of this Agreement by Purchaser and/or any of Purchaser’s Personnel, and (b) Seller and the Seller Parties, including Elme, shall be entitled to seek injunctive relief or specific performance or other equitable relief without proof of special damages or the requirement to post a bond for the enforcement of the terms of this Section 11.1. Purchaser shall indemnify, save harmless and defend Seller and the Seller Parties, including Elme, against all losses directly or indirectly associated with any breach by Purchaser of any of Purchaser’s Personnel of this Agreement. The failure or delay by Seller or any of the Seller Parties, including Elme, in exercising any right or remedy under this Section 11.1 will not operate as a waiver of such right or remedy. The Seller Parties, including Elme, are intended third party beneficiaries of the provisions of this Section 11.1.
(g)    The provisions of this Section 11.1 shall survive any termination of this Agreement.
11.2.    Public Disclosure; No Recordation
. Any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Seller. Notwithstanding the foregoing provisions of this Section11.2, Purchaser, Seller and Seller Parties may make such disclosures (including press releases) as required by law, court order, or regulatory requirements (including the applicable rules of any stock exchange). Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. The provisions of this Section shall survive Closing or any early termination of this Agreement.
11.3.    Discharge of Obligations
. The conveyance of the Deed at Closing shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and, except with respect to

Seller’s obligations pursuant to Section 5.4(d), ARTICLE VIII, and Section 11.11, every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement or with respect to the Property. The provisions of this Section shall survive Closing.
11.4.    Assignment
. Purchaser may not assign this Agreement or its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Notwithstanding the foregoing, but subject to the conditions set forth in this Section 11.4, Purchaser may assign its rights under this Agreement at Closing to an entity that is controlled by or under common control with Purchaser (a “Permitted Assignee”) without the prior written consent of, but with the notice specified below to, Seller. In the event of any assignment to a Permitted Assignee, any transfer, directly or indirectly, of any controlling ownership interest in such Permitted Assignee without Seller’s prior written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute an assignment prohibited by this Section 11.4. In the event that Purchaser desires to assign its rights under this Agreement to a Permitted Assignee, Purchaser shall send written notice to Seller at least five (5) Business Days prior to the Closing Date stating the name and, if applicable, the constituent persons or entities of the Permitted Assignee(s). Such assignment shall not become effective until the Closing occurs and such Permitted Assignee executes an instrument reasonably satisfactory to Seller in form and substance whereby the Permitted Assignee(s) expressly assumes each of the obligations of Purchaser under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money, and under all other documents and certificates required to be delivered by Purchaser hereunder, which instrument (the “Assignment of Purchase Agreement”) shall be an additional document to be delivered by Purchaser at Closing. No assignment shall release or otherwise relieve Purchaser from any obligations hereunder. Nothing in this Section 11.4 or elsewhere in this Agreement shall be deemed to prohibit (i) Seller from assigning this Agreement, and Seller may assign this Agreement to a Successor Entity (defined below), in which event the named Seller herein shall be released from all obligations hereunder, or (ii) one or more of the entities that hold direct or indirect ownership interests in Seller from assigning such direct or indirect ownership interests, and such entities may assign such direct or indirect ownership interests in Seller to a Successor Entity. Without limiting the foregoing, Elme may, through one or more internal transfers, transfer the ownership interests in Seller or the Property to a liquidating trust or other liquidating entity. As used herein, the term “Successor Entity” means an affiliate of Seller or a liquidating trust or other liquidating entity established by Seller, an affiliate of Seller, Elme, or the Board of Trustees of Elme.
11.5.    Notices
. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) legible e-mail transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery or refusal of delivery, or, in the case of expedited delivery service on the first Business Day following delivery to such service, or, in the case of e-mail transmission, as of the date of the transmission if given prior to 5:00 p.m. (Eastern time) on a Business Day and provided that a copy of such transmission is also sent to the intended addressee by means described in clauses (a) or (b) above. Any notice given by e-mail transmission after 5:00 p.m. (Eastern time) or not on a Business Day shall be deemed given on the next following Business Day. Any notice to be given by any party hereto may be given by the counsel for such party. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	c/o Elme Communities
7550 Wisconsin Avenue, Suite 900
Bethesda, MD 20814
Attention: W. Drew Hammond
E-Mail: [***]

with a copy to:	Hogan Lovells Cadwalader US LLP
555 13th Street, NW
Washington, DC 20004 Attention: Jeffrey R. Keitelman
E-Mail: [***]

If to Purchaser:	FPA Multifamily, LLC 2082 Michelson Drive, 4th Fl.
Irvine, CA 92612
Attn: Sam Eisenman
Phone: [***]
E-Mail: [***]

with a copy to:	Stoel Rives LLP 760 SW Ninth Avenue, Suite 3000 Portland, OR 97205 Attn: Scott Rosenthal; Kate Mathews Phone: [***] Email: [***]

If To Escrow Agent and Title Company:	Chicago Title Insurance Company 2699 Howell Street, Suite 200 Dallas, Texas 75204 Attn: Shannon Bright Email: [***]

11.6.    Modifications
. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part, unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
11.7.    Tenant Notification Letters; Vendor Notification Letters
. Purchaser shall deliver (i) to each tenant of the Property under a Lease the letter described in Section 5.2(d)(i), and (ii) to each vendor of the Property the letter described in Section 5.2(d) (ii). The provisions of this paragraph shall survive Closing.
11.8.    Time is of the Essence; Calculation of Time Periods
. Time is of the essence with respect to all provisions of this Agreement. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next Business Day. Unless otherwise set forth herein, the final day of any such period shall be deemed to end at 5 p.m. (Eastern time).
11.9.    Successors and Assigns
. Subject to Section 11.4, the terms and provisions of this Agreement are binding upon the parties hereto and are to apply to and bind the successors and assigns of the parties hereto.
11.10.    Entire Agreement
. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
11.11.    Further Assurances
. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the Closing (it being understood that Seller shall have no post-Closing liability to Purchaser). Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 11.11 shall survive Closing.
11.12.    Counterparts; Electronic Signature

. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by email transmission or electronic signature (e.g., DocuSign®), and the signature page of either party to any counterpart may be appended to any other counterpart. This Agreement, the documents to be delivered by Seller at Closing set forth in Section 5.2 (except for the Deed, any original tax or recording form required to record the Deed, and any other document executed by Seller to be recorded at Closing) and the documents to be delivered by Purchaser at Closing set forth in Section 5.3 (except for any original tax or recording form required to record the Deed) may be signed by Seller or Purchaser (as applicable) with an electronic signature (e.g., DocuSign®) or signature stamp which electronic signature or signature stamp shall have the same binding effect as if it were an original signature.
11.13.    Severability
. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
11.14.    Applicable Law
. THIS AGREEMENT IS PERFORMABLE IN THE COMMONWEALTH OF VIRGINIA AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE COMMONWEALTH OF VIRGINIA. EACH OF SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COMMONWEALTH OF VIRGINIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE COMMONWEALTH OF VIRGINIA. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 11.14 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE EARLY TERMINATION OF THIS AGREEMENT.
11.15.    No Third-Party Beneficiary
. Except as set forth in Section 11.1, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
11.16.    Exhibits and Schedules

. All schedules and exhibits attached to this Agreement shall be deemed to be an integral part of this Agreement.
11.17.    Captions
. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
11.18.    Construction
. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
11.19.    Termination of Agreement
. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.
11.20.    Survival
. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: Sections 4.1; 5.4(d); 6.2; 6.3; 6.5; 6.6; 6.7; 6.8; 9.1; Article X and this Article XI. The foregoing is in addition to and not in exclusion of any survival provisions that may elsewhere be set forth in this Agreement.
11.21.    No Waiver
. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing and signed by such party. No waiver of a provision shall be taken as a waiver of any other or similar provision or of any future event, act or default. Any provision, condition or term hereof established primarily for the benefit of one party hereto may be waived by such party with or without notice, which waiver may be made retroactively.
11.22.    Limitation on Personal Liability
. No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or Seller or any affiliate of Purchaser or Seller (including, with respect to Seller, Elme) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement or any amendment or amendments to the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns (or, as applicable, Purchaser and its successors and assigns) and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets (or, as applicable, Seller’s assets) for the payment of any claim or for any performance, and Seller and Purchaser hereby waive any and all such personal liability. The limitations of liability contained in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser or Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. The provisions of this Section shall survive the Closing or any earlier termination of this Agreement.
11.23.    Waiver of Jury Trial
. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
11.24.    Attorneys’ Fees
. If Purchaser or Seller (or any third party beneficiary of this Agreement) brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party upon final settlement, judgment or appeal thereof in such action will be entitled to recover from the non-prevailing party court costs and reasonable attorneys’ fees actually incurred by the prevailing party in connection with such dispute.
11.25.    Lead-Based Paint Disclosure
11.26.    . In accordance with the requirements of the Residential Lead-Based Paint Reduction Act of 1992, 42 U.S.C. 4851, et. seq., Purchaser acknowledges receipt of the Lead Disclosure Form attached hereto as Exhibit J and made a part hereof prior to its execution of this Agreement.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.
            SELLER:

ELME RIVERSIDE APARTMENTS LLC,
a Delaware limited liability company

By:     WashREIT Riverside LLC,
    a Delaware limited liability company

             By:     Elme Communities,
            a Maryland real estate investment trust

        By: /s/ Paul McDermott
        Name: Paul McDermott
        Title: Authorized Officer

    PURCHASER:

FPA MULTIFAMILY, LLC, a California limited liability company

By: /s/ Sam Eisenman
     Name: Sam Eisenman
     Title: Manager

The undersigned agrees to serve as Escrow Agent and to be bound by the provisions of Sections 2.6, 2.8, 5.2(a), and 11.5 of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Shelby Torres
Name:	Shelby Torres
Title:	Escrow Officer

Exhibit A
LEGAL DESCRIPTION OF THE LAND

A-1

Exhibit B

FORM OF DEED

SPECIAL WARRANTY DEED

B-1

B-1

Exhibit C
FORM OF
BILL OF SALE AND ASSIGNMENT
C-1

Exhibit D

FORM OF
ASSIGNMENT AND ASSUMPTION OF CONTRACTS

D-1

Exhibit E
FORM OF TENANT NOTICE LETTER

E-1

Exhibit F
FORM OF VENDOR NOTICE LETTER
F-1

Exhibit G
FORM OF
SELLER’S CERTIFICATE

G-1

Exhibit H
[RESERVED]

H-1

Exhibit I
FORM OF
OWNER’S AFFIDAVIT

I-1

Exhibit J
LEAD PAINT DISCLOUSRE FORM
J-1

Exhibit K

ADDITIONAL DUE DILIGENCE MATERIALS

K-1